Exhibit 99.1

MEDIA CONTACTS:	Telkonet Investor Relations
414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Glenn A. Garland Named to Telkonet Inc.’s Board of Directors

November 30, 2011: Milwaukee, WI – Telkonet, Inc. (OTC BB: TKOI.OB), developer of the revolutionary EcoSmart energy management platform including the in patented Recovery Time™ technology, is pleased to announce the appointment of Mr. Glenn A. Garland to its board of directors.

Mr. Garland is currently president of CLEAResult, an Austin, Texas-based energy optimization firm that operates energy efficiency and renewable energy programs for utility companies, government organizations and private businesses across the country.  Inc. Magazine recently ranked CLEAResult 422nd on its 30th annual Inc. 500, an exclusive ranking of the nation's fastest-growing private companies.  Mr. Garland has been in the energy efficiency industry for over 25 years, consulting with businesses, utilities, and government agencies at the international, federal, state, and local levels and has extensive expertise in energy efficiency strategy, market transformation, and performance contracting.  Mr. Garland managed the marketing, outreach, and implementation for a variety of the U.S. EPA national ENERGY STAR® programs as well as serving as its National Implementation Manager for the ENERGY STAR Buildings and Green Lights® Partnership and the ENERGY STAR HVAC Team.   Mr. Garland holds a B.S. in Management and Marketing from Clemson University.

“I am extremely impressed with the capabilities of Telkonet’s EcoCentral Platform and the EcoSmart Suite of products,” Mr. Garland said.  “Telkonet has the technology, the products and the people to make a significant impact in reducing energy consumption through this proven platform.  I’m certainly excited to be part of the Telkonet team,” stated Mr. Garland.

“Glenn brings tremendous experience, success and knowledge to our company,” said Jason L. Tienor, CEO of Telkonet.  “His understanding of the energy management and efficiency industry at all operating and market levels is a valuable addition to Telkonet’s board of directors.  We look forward to his contributions as a key member of our team,” Mr. Tienor added.

Additionally, William H. Davis, currently serving as a Telkonet’s director since September 2010, has been named Chairman of the Board.  Mr. Davis replaces Anthony J. Paoni, who resigned as Chairman effective November 30, 2011.

ABOUT TELKONET

Telkonet is a leading energy management technology provider offering hardware, software and services to Commercial customers worldwide.  The EcoCentral Platform, in conjunction with the EcoSmart Suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption. Telkonet’s energy management products are installed in properties within the Hospitality, Military, Educational, Healthcare and Residential markets reducing energy consumption, carbon footprints and eliminating the need for new energy generation. For more information, visit www.telkonet.com.

ABOUT ETHOSTREAM

EthoStream is one of the largest public High-Speed Internet Access (HSIA) providers in the world providing services to more than 4.2 million users monthly across a network of greater than 2,350 locations.  EthoStream’s EGS line of public-access gateway servers provides real-time monitoring and management of guest-access networks while its 24/7 support center is known for the highest levels of quality and service.  With a wide range of product and service offerings and one of the most comprehensive management platforms available for HSIA networks, EthoStream offers solutions for any public access location.  www.ethostream.com